Exhibit 10.7

Party A: Yu Wing Sze Fanny and Lam Yuk Ling

Party B: Delos Tech Co., Limited

Both parties agree to enter into the following rental conditions:

(1) Party A leases Room 803, 8th Floor, Huaji Center, No. 36 Chuangye Street, Kwun Tong (hereinafter referred to as the "Property") to Party B, with a monthly rent of HKD 9400 (a separate rental receipt will be issued upon receival of rent).

(2) Both parties agree that the lease term is three years, from June 15, 2025 to June 14, 2028. Party B shall not terminate the lease during the lease term, otherwise Party A may recover the rent for the remaining lease term from Party B. The first two years of the lease term are a fixed contract, and Party B cannot terminate the lease. Otherwise, the deposit will not be refunded. The remaining one-year lease term is a lease agreement. Party B may notify Party A one month in advance, and Party A may notify Party B one month in advance to terminate this lease agreement. Party A shall refund the deposit and the parties shall not hold each other accountable. The written notice must not be issued earlier than 23 months from the lease term (i.e. the tenant must rent the property for at least 24 months).

(3) Party B shall pay two months of rent as a deposit, which is HKD18000. The deposit cannot be used as rent. When Party B moves out, Party A will refund without interest. If Party B fails to pay the rent or all other miscellaneous fees, Party A may deduct them from the deposit. (Party A signs for deposit: HKD18800.00)

(4) The rent for this property must be paid by the first 5 days of each month and cannot be delayed. If the expiration date is ten days, or if Party B fails to comply with any terms in the contract, Party B shall be deemed to have breached the contract. Party A has the right to terminate the lease agreement, reclaim the property, and lease the property to another party. Party B shall purchase insurance for wind, fire, water damage, theft, etc. on their own, and Party A shall not be responsible for any losses.

(5) The land tax and property tax of the property shall be paid by Party A. The rates shall be paid by Party A, the ground rent shall be paid by Party A, and the management fee shall be paid by Party A. Other expenses such as water and electricity bills, gas bills, and equipment maintenance fees within the property shall be paid by Party B. The structural repair fee related to the property shall be paid by Party A.

(6) The property can only be used for commercial purposes and is not allowed to be used to store prohibited items or engage in activities that violate government regulations. In case of any violation, Party B shall bear all legal responsibilities and guarantee and compensate Party A for any losses. Party B shall not keep cats, dogs or animals that cause discomfort in the property.

(7) Without the permission of Party A, Party B shall not sublet the property to others. Except for the rental scope, Party B shall not occupy other places (such as corridors, exterior walls, etc.). Party B shall not engage in any noisy or harassing behavior towards neighbors. If Party B fails to improve despite complaints from other households, Party A may apply to reclaim the property and cancel this lease agreement.

(8) Party B must obtain the consent of Party A before making any changes or additions to the original equipment and structure within the property. Party B shall be responsible for compensating for any damage caused to the equipment, structures, or other property within the property due to the negligence of Party B.

(9) Party B shall not refuse Party A or its agent to enter the property for inspection or repair work at appropriate times during the day.

(10) When Party B moves out, the interior decoration, window decorations, and wall partitions shall not be removed, and the property shall be maintained in its original neat condition. All Party B's personal belongings must be removed to clear the property. If any items are left behind, they will be treated as waste. Party A has the right to dispose of such items without going through the police or the court, and Party B shall not object.

(11) Party B has received two sets of keys for the property from Party A, and must return all of them to Party A when moving out in the future. The stamp fee for this lease agreement shall be allocated to the parties in equal portions.

(12) This contract shall come into effect immediately upon signing and shall have absolute legal effect. There shall be two copies, each holding one copy for safekeeping. If there are any omissions, the laws of Hong Kong shall prevail.

(13) There are 2 air conditioners, 0 refrigerators, 0 washing machines, 0 hot water stoves, 0 range hoods, 1 exhaust fan, 0 televisions, 0 cooking stoves, 0 lighting fixtures, 0 floor cabinets, 0 wardrobes, 0 dining cabinets, 0 dining chairs, and 0 sofas available for use by Party B during the lease term. The maintenance and upkeep of these household appliances will be solely the responsibility of Party B. If they cannot be repaired, the parties will negotiate separately. The items listed above must be in good working condition when Party B moves out.

(14) Note: The rent of 9,400 already includes the management fee, travel expenses, and ground rent that Party A needs to pay (approximately HKD1,200 per month), so the net rent is HKD8,200.00.

Party A: (signature illegible)	Party B: /s/ Delos Tech Co., Limited
Date: June 5, 2025